U. S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  Form 12b - 25

                           NOTIFICATION OF LATE FILING


                                  (Check One):


[X] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [ ] Form 10-Q  [ ] Form N-SAR

For Period Ended:   December 31, 1997

[ ]  Transition Report on Form 10-K
[ ]  Transition Report on Form 20-F
[ ]  Transition Report on Form 11-K
[ ]  Transition Report on Form 10-Q
[ ]  Transition Report on Form N-SAR

For the Transition Period Ended:
                                 -----------------------------------------------

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PART I - Registration Information

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Full Name of Registrant:  Internet Holdings, Inc.

Former Name if Applicable:  China Biomedical Group, Inc.

C/o Alcott Simpson & Company,  250 Park Avenue, New York, NY  10177

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PART II - Rules 12b - 25 (b) and (c)

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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b - 25 (b), the following should be completed. (Check box if):

     [a] The reasons described in reasonable detail in Part III of this Form could not be eliminated without reasonable effort or expense;

     [b] The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date.

     [c] The accountant's statement or other exhibit required by Rule 12b - 25
(c) has been attached if applicable.

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PART III

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State below in reasonable detail the reasons why Form 10-K, 20 - F,11-K,  10- Q,
N - SAR, or the transition report or portion thereof could not be filed within the prescirbed period. The reason for this is the financial statements will not be complete by the filing date.

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PART IV - Other Information

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     [1] Name and telephone number of person to contact in regard to this notification.

                                    Richard Pouldon       212 681-8400

     [2] Have all other periodic reports required under Section 13 or 15 (d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                     [x]   Yes      [ ] No

     [3] Is it anticipated that any significant change in results or operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                     [ ]     Yes    [x]  No


     INSTRUCTION: The Form may be signed by an executive officer of the Registrant or by another duly authorized representative. The name and title of the person signing the Form shall be typed or printed beneath the signature. If the statement is signed on behalf of the Registrant by an authorized representative (Other than an executive office), evidence of the representative's authority to sign on behalf of the Registrant shall be filed with the Form.


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                                    ATTENTION


     International misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001).

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                                Internet Holdings
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                  (Name of Registrant as specified in charter)



Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:  March 31, 1998                            By:  /S/ Richard Pouldon
                                                      -------------------
                                                          Richard Pouldon
                                                                 Chairman